UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 19, 2017

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9530 Main Street Clarence, New York (Address of Principal Executive Office)		14031 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2017, 22nd Century Group, Inc. (the “Company”) entered into Warrant Exercise Agreements (the “Exercise Agreements”) with all of the holders (the “Exercising Holders”) of its outstanding warrants to purchase up to 7,043,211 shares of common stock of the Company at $1.00 per share and warrants to purchase up to 4,250,000 shares of common stock for $1.45 per share (collectively, the "Original Warrants") whereby the Exercising Holders and the Company agreed that the Existing Holders would, subject to beneficial ownership limitations on exercise contained in the Original Warrants, exercise all of the Original Warrants. The Company expects to receive aggregate gross proceeds before expenses of approximately $13.2 million from the exercise of all of the Original Warrants by the Exercising Holders by August 21, 2017, of which approximately $6.6 million will be received within three days from June 19, 2017 as a result of the immediate exercise of approximately 5.6 million of the Original Warrants.

In consideration for the Existing Holders exercising their Original Warrants for cash, the Company will issue to each Exercising Holder a new warrant (each, a "New Warrant") to purchase shares of common stock equal to the number of shares of common stock received by such Exercising Holder upon the cash exercise of such Exercising Holder's Original Warrants. The terms of the New Warrants will be substantially similar to the terms of the Original Warrants, except that the New Warrants will (i) have an exercise price equal to $2.15 per share and (ii) be exercisable six months from first issuance of the New Warrants for a period of five years.

The Exercise Agreements also provide that, subject to certain exceptions, for a period ending on the earlier of (i) 100 days after June 19, 2017 and (ii) the trading day following the day that the daily volume weighted average price of the Company’s common stock over five consecutive trading days exceeds $2.35 per share, neither the Company nor any of its subsidiaries will issue, enter into any agreement to issue, or announce the issuance or proposed issuance of, any shares of common stock or common stock equivalents.

The issuance of the New Warrants will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. The New Warrants will be issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder. Each Exercising Holder has represented that it is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act.

In connection with the Exercise Agreements, the Company engaged Chardan Capital Markets, LLC to act as the Company's financial advisor. The Company has agreed to pay Chardan Capital Markets, LLC a cash fee equal to six percent of the aggregate gross proceeds raised in connection with the Exercise Agreements.

The description of terms and conditions of the New Warrants and the Exercise Agreements set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the form of New Warrant and the form of Exercise Agreement, which are attached hereto as Exhibits 4.1 and 10.1, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.03.

Item 9.01(d). Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of New Warrant Agreement
10.1	Form of Warrant Exercise Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Thomas L. James
Date: June 19, 2017	Thomas L. James, Esq.
Vice President, General Counsel and Secretary